Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made as of April 30, 2008 between Mark D. Gibbons (“Employee”) and CNX Gas Corporation, a Delaware corporation (together with its subsidiaries, the “Company”).

WHEREAS, Employee’s employment with the Company terminated effective February 19, 2008; and

WHEREAS, Company desires to pay Employee an additional payment at the time of his separation and to set forth certain other terms relating to his Separation, all as more fully set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, the receipt, adequacy and legal sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, this Agreement will govern Employee’s Separation from employment with the Company.

1. Separation. Employee terminated his employment as an employee of the Company effective at the close of business on February 19, 2008 (the “Separation Date”). As a result of such Separation, Employee’s status as an employee, officer, director and/or committee member of (a) the Affiliated Companies (meaning the Company and CONSOL Energy Inc. (“CONSOL”) and any current direct or indirect subsidiary or affiliate of the Company or CONSOL and any company in which the Company or CONSOL or any such subsidiary or affiliate is a shareholder or investor), and (b) any company or entity which Employee serves as an officer, director, trustee, member or in any other capacity at the request of an Affiliated Company shall terminate as of the Separation Date. Employee covenants and agrees that he will execute any documents necessary to formally effect the termination of his status in such positions.

2. Payments to Employee. The Company, on its behalf and on behalf of the Released Parties (as defined below), agrees to provide to Employee, and Employee has expressly agreed to accept, the following, in full settlement, release and discharge of all possible claims, as further delineated in Section 3 below, and as consideration for the other covenants and agreements of Employee set forth in this Agreement:

a. The Employee will receive, if he has not already received it, his current base salary through the Separation Date, in accordance with the Company’s regular payroll practices.

b. Within fourteen (14) days after the expiration of any period during which Employee may legally revoke this Agreement, Employee shall receive a lump sum payment in an amount equal to $187,500, less applicable withholdings. The payment set forth in this subsection (b) shall be made by check to Employee.

d. Employee shall be entitled to payment for unused vacation in accordance with the Company’s policies for such payments.

e. Employee hereby agrees that certain of the above payments and benefits made and provided to Employee hereunder exceed anything to which Employee is otherwise entitled to receive from the Company or CONSOL.

3. Release. (a) In consideration for the payments and benefits provided to Employee under this Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Employee, on behalf of himself and his dependents, heirs, administrators, representatives, trustees, beneficiaries, executors, successors, assigns, hereby unconditionally releases and forever discharges the Affiliated Companies and their respective agents, servants, officers, directors, shareholders, employees, parents, attorneys, subsidiaries, divisions, affiliates, predecessors, successors and assigns, all their respective employee benefit plans and their administrators, trustees and other fiduciaries (severally and collectively called the “Company Released Parties”) from any and all manner of injuries, causes of actions, claims, including, without limitation, claims for back pay, front pay or reinstatement, and demands of any kind whatsoever, in law or in equity, and from all debts, counterclaims, cross-claims, rights, disputes, controversies, judgments, agreements, contracts, promises, representations, misrepresentations, allegations, obligations, duties, suits, expenses, assessments, penalties, charges, interest, losses, costs, damages, compensatory damages, consequential damages, punitive damages, sanctions, and liabilities whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, claimed or unclaimed, foreseen or unforeseen, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, contingent or fixed, or any that Employee or any person or entity acting for Employee now has or hereafter may have against any of the Company Released Parties for any acts, circumstances, conduct, commissions, omissions, failure to act, practices or events up to and including the effective date of this Agreement. This general release includes, without limitation, all claims or causes of action based upon torts (including, for example, negligence, fraud, defamation, libel, slander, tortuous interference and/or wrongful discharge); express and implied contracts (including, for example, prior agreements between Employee and the Company); any claims for attorneys’ fees; any claims arising out of or relating to Employee’s employment or termination of employment with the Company; and any claims arising from any alleged violation by any of the Company Released Parties of any federal, state or local statutes, ordinances, rules, Executive Orders or regulations, including, without limitation, any of the following, as amended: Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Employee Separation Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pittsburgh Human Relations Ordinance, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, and every other federal, state, local or court-created source of legal rights and obligations which may be waived and/or released such as whistleblower claims. This general release provided for in this sub-section (a) (which is referred to as the “Release”) shall not apply to any claims of Employee arising under this Agreement.

This Release is intended to be a general release, and excludes only those claims under any statute or common law that Employee is legally barred from releasing. Employee is advised to seek independent legal counsel if Employee seeks clarification on the scope of this Release.

Nothing herein is intended to or shall preclude Employee from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against Company Released Parties, without regard as to who brought any such complaint or charge.

Employee acknowledges that he has been given the opportunity to consider this Agreement for at least twenty-one (21) days, which is a reasonable period of time, and that he is hereby advised to consult with an attorney in relation thereto prior to executing this Agreement. Employee understands that he may revoke this Agreement at any time prior to the close of business on the seventh (7th) day following the date that he signs this Agreement and deliver it to the Company. Any revocation within this period must be submitted, in writing to Kurt Salvatori, the Company’s Director of Human Resources, and state, “I hereby revoke my acceptance of my Agreement”. If Employee does not revoke the Agreement, it shall, after the expiration of this 7-day period, become irrevocable.

Employee represents and agrees by signing below that Employee has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Company and has no known workplace injuries or occupational diseases. Other than the consideration set forth in this Agreement, Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Employee, except as provided in this Agreement.

(b) In consideration for the waiver of rights and the covenants and agreements made by Employee under this Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its affiliates, successors, hereby unconditionally releases and forever discharges Employee, his dependents, heirs, administrators, representatives, trustees, beneficiaries executors, successors and assigns (collectively, the “Employee Released Parties”) from any and all manner of injuries, causes of actions, claims, including, without limitation, claims and demands of any kind whatsoever, in law or in equity, and from all debts, counterclaims, cross-claims, rights, disputes, controversies, judgments, agreements, contracts, promises, representations, misrepresentations, allegations, obligations, duties, suits, expenses, assessments, penalties, charges, interest, losses, costs, damages, compensatory damages, consequential damages, punitive damages, sanctions, and liabilities whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, claimed or unclaimed, foreseen or unforeseen, suspected or unsuspected, discovered or undiscovered, accrued or unaccrued, anticipated or unanticipated, contingent or fixed, or any that the Company or any person or entity acting for the Company now has or hereafter may have against any of the Employee Released Parties for any acts, circumstances, conduct, commissions, omissions, failure to act, practices or events up to and including the effective date of this Agreement. This general release includes, without limitation, all claims or causes of action based upon torts (including, for example, negligence, fraud, defamation, libel, slander, tortuous interference and/or wrongful discharge); express and implied contracts (including, for example, prior agreements between Employee and the

Company); any claims for attorneys’ fees; any claims arising out of or relating to Employee’s employment or termination of employment with the Company; and any claims arising from any alleged violation by any of the Employee Released Parties of any federal, state or local statutes, ordinances, rules, Executive Orders or regulations. This general release provided for in this sub-section (b) shall not apply to: (i) any claims of the Company arising under this Agreement, (ii) any criminal acts committed by Employee relating to his work for the Company prior to the Separation Date, (iii) any acts of willful misconduct by Employee relating to his work for the Company prior to the Separation Date, and (iv) acts of fraud perpetrated by Employee against the Company prior to the Separation Date.

4. 2007 Short-Term Incentive Plan Payout. Employee shall not receive a short-term incentive payout award for 2007 under the Company’s 2007 Short-Term Incentive Compensation program.

5. Termination of Awards under the Long-Term Incentive Program. Employee acknowledges and agrees that upon the Separation Date, he forfeited any and all rights, including the performance share units that were granted to him and any right to payment, under the Company’s Long-Term Incentive Compensation Programs for the performance period from October 11, 2006 to December 31, 2009 and for the performance period from January 1, 2008 to December 31, 2010 (the “LTIC Programs”); provided, that the obligations of Employee with respect to confidentiality under that program shall continue in accordance with their terms; provided, further, that the obligations of Employee with respect to non-competition under that program shall terminate and be of no further force or effect.

6. Termination of Change in Control Agreement. Employee and the Company agree that the Change in Control Agreement between the Company and Employee is hereby fully and forever terminated and of no further force or effect, and Employee and the Company shall have no further obligations under that Change in Control Agreement.

7. Medical Benefits. Employee’s rights with respect to continuing medical, hospitalization and other health insurance benefits after the Separation Date shall be governed by the Consolidated Omnibus Budget Reconciliation Act, as amended (COBRA).

8. Non-Interference; Non-Solicitation of Employees. In consideration for the payments and benefits provided to Employee under this Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, in addition to the covenants, promises and agreements of Employee contained in the LTIC Programs and any award agreements thereunder, and in order to protect the business of the Affiliated Companies, for a period of two (2) year immediately following the date of this Agreement Date, unless Employee has received prior written consent of the Company, Employee will not: (a) interfere with or attempt to disrupt the relationship, contractual or otherwise, between an Affiliated Company and any customer, supplier or employee of the Company; and (b) induce or attempt to induce any Company employee to terminate employment with the Company, hire or participate in the hiring of any Company employee, or interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any Company employee. For purposes of this paragraph, a Company employee means any person employed by an Affiliated Company during Employee’s employment by the Company, during the restricted period set forth above or at any time within six (6) months of the date of any action of Employee that violates this paragraph. The foregoing shall not prohibit the Employee or any entity with which the Employee may be affiliated from hiring a former employee of the Company; provided, that such hiring results exclusively from such former employee’s affirmative response to a general recruitment.

9. Waiver of Other Compensation. Except for the compensation, benefits and rights provided in this Agreement, Employee waives any compensation, benefits or rights that may have accrued in his capacity as an employee, contractually or otherwise, including, without limit, any right to any salary, contributions, fees or benefits, including any severance benefits, or any right to continued participation in any compensation plans, programs or arrangements of any of the Affiliated Companies.

10. Tax Withholding. The Company may withhold from any payments made under this Agreement all federal, state or other taxes required by any law or governmental regulation or ruling. Employee is solely responsible for all tax liabilities and other consequences with respect to any taxes which may be owed by him beyond the deductions made by the Company from amounts payable under this Agreement. Employee agrees that the Company has no such responsibility, and Employee will indemnify and hold the Company harmless from any such tax liabilities or other consequences, with no requirement to pay any further sum to him for any reason, including, without limitation, unanticipated tax liabilities or other consequences.

11. Confidentiality. Except to the extent disclosure is required by law, Employee agrees to keep the terms of this Agreement strictly confidential, meaning that Employee shall not, unless compelled by law or judicial process to do so, disclose or discuss, directly or indirectly, its terms with anyone other than his attorney and financial advisors, provided that they, as a condition of receiving such information, also agree to keep such terms confidential.

12. Authority/Non-Disparagement/Return of Materials/Cooperation/. Employee and the Company hereby agree to the following:

a. Employee acknowledges that effective as of the Separation Date, he is not authorized to speak for or otherwise obligate the Company without the express written approval of the Company’s President and Chief Executive Officer or its General Counsel.

b. Except as otherwise required by law, Employee will not make, publish or disseminate any derogatory statements or comments (including, without limitation, to an Affiliated Company’s customers, prospective customers, employees and vendors), whether orally or in writing, about any of the Affiliated Companies or their business, officers, directors, shareholders or employees, or take any action which a reasonable person would expect, directly or indirectly, to impair the goodwill, business reputation or good name of any of them; and the officers and directors of the Company will not make, publish or disseminate any derogatory statements or comments, whether orally or in writing, about Employee, or take any action which a reasonable person would expect, directly or indirectly, to impair his goodwill, business reputation or good name.

c. Promptly following the Separation Date, Employee will deliver to the Company (and each Affiliated Company where applicable) (i) the originals and all copies of documents, records, notebooks, notes, memoranda, correspondence, computer disks and computer tapes, and inventions (collectively, the “Company Materials”) then in Employee’s possession or under Employee’s control, whether prepared by Employee or by others; and (ii) any Company and Affiliated Company equipment in his possession, including any computer equipment such as a lap top computer.

d. Employee agrees to cooperate with any Affiliated Company in any actual or threatened litigation or other proceedings, including, without limit, testifying on any Affiliated Company’s behalf at depositions, before administrative or regulatory bodies or in court or arbitration or similar proceedings. Company agrees to compensate Employee for time incurred in support of threatened litigation or other proceedings at a reasonable hourly rate to be agreed upon by Company and Employee.

13. Breach of Agreement. Employee agrees to strictly abide by the terms of this Agreement. In the event Employee fails to comply with the terms of this Agreement, the Company shall be entitled to withhold all payments due to Employee hereunder that have not otherwise been paid to Employee and to seek reimbursement of amounts paid.

14. Remedies. In the event that either party breaches or otherwise fails to observe any covenant, agreement or duty herein described, as determined by an arbitrator, a court or any other body of competent jurisdiction, the other party shall be entitled to any remedy set forth herein, as well as any other remedy available at law or in equity.

15. [Intentionally omitted.]

16. Consultation with Counsel. Employee acknowledges that he has carefully read and fully understands all the provisions and effects of this Agreement after having had the opportunity to consult and thoroughly discuss all its aspects with an attorney of his own choice; that he is voluntarily entering into this Agreement; and that neither the Company (or any Affiliated Company) nor its (or their) agents or attorneys made any representation or promise concerning the terms or effects of this Agreement other than those contained herein.

17. Modification. If any arbitrator, court, or other authority determines that any term, condition, clause, or other provision of this Agreement is void or invalid, he, she or it will have discretion to modify such term, condition, clause, or other provision of this Agreement to make it valid, or, alternatively, if he, she or it declines to make such a modification and leaves it invalid, the remaining portions of this Agreement will remain in full force and effect.

18. Governing Law; Venue. Except as preempted by federal law, this Agreement will be subject to interpretation and application consistent with the law of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles. Company and Employee agree that any action brought to enforce the provisions of this Agreement may be brought in any State or Federal Court located in Allegheny County, Pennsylvania and each party waives any objection they may have to lack of jurisdiction or venue with respect to such action.

19. Entire Agreement. This Agreement (together with the other plans and programs referenced herein) represents the entire agreement of the parties with respect to the subject matter contained herein, and any amendments shall be ineffective unless they are written and signed by all parties and/or their duly authorized representatives.

20. Successors and Assigns. This Agreement is binding on the Company’s successors and assigns, including any change in control of the Company.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, AND SEVEN (7) CALENDAR DAYS TO REVOKE AFTER EXECUTION. EMPLOYEE IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE BENEFITS SET FORTH IN SECTION 2 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

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This SEPARATION AGREEMENT AND RELEASE is made effective the date first above written.

EMPLOYEE

/s/ Stephen W. Johnson	/s/ Mark D. Gibbons
Witness	Mark D. Gibbons

Attest:	CNX GAS CORPORATION

/s/ Stephen W. Johnson	By:	/s/ Nicholas J. DeIuliis
	Name:	Nicholas J. DeIuliis
	Title:	President and Chief Executive Officer